Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in this Registration Statement on Form S-4 of our reports dated March 26, 2010, and December 7, 2009 relating to the financial statements and financial statement schedules of Aquilex Holdings LLC, which appear in such Registration Statement. We also consent to the references to us under the headings “Experts”, “Summary Consolidated Historical Financial Data”, and “Selected Historical Consolidated Financial Information” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Atlanta, Georgia

August 16, 2010